Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-150379) pertaining to the 2005 Long-Term Incentive Plan and Form S-3 (No. 333-161756) of Standard Parking Corporation and related Prospectus of our reports dated March 12, 2010, with respect to the consolidated financial statements and schedule of Standard Parking Corporation and the effectiveness of internal control over financial reporting of Standard Parking Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ ERNST & YOUNG LLP
Chicago, Illinois
March 12, 2010